Exhibit 5

June 22, 2009

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, NJ 08889-0100

Re: Merck & Co., Inc. – Debt Securities

Ladies and Gentlemen:

I am the Senior Vice President, Secretary & Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate principal amount of debt securities (the “Securities”) of the Company. I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-3 relating to the Securities, and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

Upon the basis of the foregoing examination and review, I advise you that, in my opinion.

1. The Company is a corporation duly organized and existing under the laws of the State of New Jersey.

2. When the Registration Statement has become effective under the Act, the terms of the Securities and of their issue and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or agreement or instrument then binding on the Company, and the Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, the Securities will be legally issued and will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Debt Securities” in the Prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours

/s/ Celia A. Colbert
Celia A. Colbert